Exhibit 99.1

P.O. Box 717	Pittsburgh, PA 15230-0717 (412) 787-6700

From:	Gail A. Gerono

Vice President, Investor Relations

412 787-6795

— NEWS RELEASE —

CALGON CARBON RELEASES INFORMATION ON WATERLINK ACQUISITION

PITTSBURGH, PA — March 2, 2004 — During a webcast earlier this afternoon, Calgon Carbon Corporation (NYSE:CCC) provided additional information about its recent acquisition of Waterlink’s Specialty Products Division. Through this transaction, completed on February 18, 2004, Calgon Carbon acquired the operating assets of Waterlink’s U.S.-based subsidiary and the stock of Waterlink (UK) Limited. The purchase price was approximately $50.1 million, which included $35.2 million in cash and an estimated $14.9 million in assumed liabilities and direct acquisition costs.

Known as Barnebey Sutcliffe in the U.S. and Sutcliffe Speakman in the UK, Waterlink Specialty Products is a leading provider of specialty activated carbons, value-added services, and related equipment for use in water and air purification, solvent recovery, odor control, and chemical processing. The organization employs nearly 250 people at 11 locations in the U.S. and the UK.

Commenting on the acquisition, John Stanik, Calgon Carbon’s president and chief executive officer, said, “We believe we are creating a stronger company due to anticipated cost savings and growth through synergies and economies of scale.”

The acquisition is consistent with Calgon Carbon’s strategic plan to strengthen its core carbon and service businesses through acquisitions and/or alliances.

In addition to substantially increasing Calgon Carbon’s market position in coconut-based carbons, the acquisition enhances the company’s leadership position in impregnated carbons, expands on-site service capabilities, and extends its solvent recovery product lines. The acquisition also complements existing product lines with the addition of potable and expanded custom reactivation and additional capabilities in industrial air purification. Also, Calgon Carbon’s customer base will be broadened due to Barnebey Sutcliffe’s and Sutcliffe Speakman’s specialization in small volume customers.

Opportunities for cost savings and improved efficiencies include maximizing manufacturing assets and purchasing power, optimizing use of contractors and outsourcing, and elimination of functional overlap.

Mr. Stanik added, “We are not only acquiring a company with excellent carbon and service capabilities that have been proven in the marketplace, but also a company with a strong historical financial performance that we expect will be accretive to earnings in 2004. Despite a challenging economic environment, the company maintained EBITDA levels over the past three years.”

For the fiscal years ended 2001, 2002, and 2003, the company’s earnings before income taxes, depreciation, and amortization (EBITDA) were $7.2 million, $7.3 million, and $7.5 million, respectively. For the corresponding periods, sales were $65.1 million, $64.0 million, and $66.9 million.

Mr. Stanik concluded, “Integration of the two companies is key to meeting our financial objectives for the acquisition. We have established an aggressive “100 Day Plan” for that integration. It includes cross-functional teams from both organizations who are charged with determining the best way to run the combined companies and developing prioritized action plans for the integration. However, our top priority during this transition period is to maintain the excellent relationships that we have established with both our customers and suppliers.”

The entire webcast can be accessed on Calgon Carbon’s web site, www.calgoncarbon.com.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,250 people at 18 operating facilities and 22 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

Contact: Gail Gerono, vice president, investor relations, 412 787-6795.